Exhibit 99.1


CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337
         FD Morgen-Walke
         Jim Byers (Investor Relations)
         (415) 439-4504
         Christopher Katis (Media)
         (415) 439-4518

FOR IMMEDIATE RELEASE


                 RURAL/METRO REACHES FINAL AGREEMENT WITH BANKS

           AMENDED CREDIT FACILITY BRINGS COMPANY INTO FULL COMPLIANCE


     SCOTTSDALE,  ARIZ.  (Sept.  30, 2002) -  Rural/Metro  Corporation  (Nasdaq:
RURLC), a leading national provider of ambulance and fire protection services, announced today that it has reached an agreement in principle with its banks to amend and extend its credit facility.

     Jack Brucker, President and Chief Executive Officer, said, "We are pleased to present a solution that allows us to further strengthen the business, while at the same time preserve significant value for our existing stockholders. This is an important step toward ensuring the long-term success of the company by helping to maintain financial flexibility while positioning us for future growth opportunities."

     The proposed agreement includes the following key points: maturity date extended to December 31, 2004; no required principal amortization until maturity; adjustable LIBOR-based rate, initially anticipated to be 8.8 percent; full covenant compliance; and, lenders receive 10-percent equity stake in the company through a grant of preferred shares automatically convertible, with stockholder approval, to common shares.

     The company has been engaged in discussions with its banks since February 2000, when it entered into non-compliance with three, ratio-driven covenants of its revolving credit agreement. During that time, the company focused on strengthening cash flow, restructuring its base of domestic ambulance operations, enhancing billing and collections systems to expedite payment for services, and creating same-service-area growth.

     Brucker continued, "We have achieved measurable progress in the last two years and believe opportunities exist for continued success. The amended facility contains several new provisions that we believe make it the best choice for the company and its stakeholders at this time."

     The new interest rate will be an adjustable rate, based on a 30-day LIBOR rate plus 7 percent, for an initial rate of approximately 8.8 percent. The company currently pays a combined rate of approximately 7.0 percent. Under the new agreement, deferred interest of approximately $7.0 million accrued since March 31, 2000 and certain other amounts will be added to the principal balance of the loan. Total balance of the facility will be approximately $152 million, with a new maturity date of December 31, 2004.

     Brucker continued, "We believe the rate under the amended agreement is reasonable, especially when we consider today's lending environment. That the facility will remain unsecured and requires no mandated principal payments are added points in the company's favor."

     The agreement also provides for the company's banks to be given an equity stake in the enterprise through a grant of preferred stock. The preferred shares will be convertible into 10 percent of the post-conversion common stock on a diluted basis (as defined), subject to stockholder approval. If the company fails to convert lenders' preferred shares into common shares by the time the facility matures, lenders will be paid at least $15 million in recognition of the potential appreciation of the company's common stock during that time period. Similarly, absent conversion to common, the preferred stockholders will be eligible to receive a preference over common stockholders ranging from $10 million to $15 million in the event of certain other corporate transactions. Rural/Metro's preferred shares cannot be traded on the open market, although lenders will have registration rights.

     Brucker continued, "We are hopeful that stockholders will recognize the benefits provided under this agreement. As equity holders in Rural/Metro, we believe the banks take on a greater interest in the Company's success and
long-term   equity  value   because   they,   too,   will  benefit  from  future
achievements."

     Stockholder approval to convert the lenders' preferred shares to fully diluted common stock will be sought at the company's next annual meeting. "We are confident our stockholders will recognize the long-term benefits of this agreement and the financial flexibility it provides to the company," Brucker explained.

     Brucker continued, "The Company will be in full covenant compliance under its amended credit facility, and can continue to build the financial strength necessary to refinance or renegotiate the line at its new maturity date. All in all, we believe the potential upsides to be significant."

     Rural/Metro Corporation provides mobile health services, including emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in approximately 400 communities in the United States.

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE THE COMPANY'S ABILITY TO CONCLUDE A DEFINITIVE AGREEMENT WITH ITS BANK GROUP; MAINTAIN COMPLIANCE WITH COVENANT AND OTHER REQUIREMENTS OF THE AMENDED AGREEMENT; EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO THE COMPANY'S INSURANCE COVERAGE; RETAIN EXISTING CONTRACTS; SECURE NEW CONTRACTS; EFFECTIVELY CONTROL LABOR AND OTHER COSTS; INCREASE THE EFFICIENCY OF THE COLLECTIONS PROCESS; AND IMPROVE OPERATING MARGINS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

                                       ###

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The Company intends to file a preliminary proxy statement regarding the conversion proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Company and the conversion proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Company's annual, quarterly and special reports at the SEC's web site at www.sec.gov. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the conversion proposal. Information regarding the security ownership and other interests of the Company's executive officers and directors will be included in the definitive proxy statement.